VALASSIS -- NEWS RELEASE

What is ADVO Hiding?

Valassis Challenges ADVO to Release Full Version of Suit to the Public

Livonia, Mich., Sept. 6, 2006: Valassis Communications, Inc. (NYSE: VCI) today issued the following statement in response to recent announcements made by ADVO, Inc. (NYSE: AD):

"In a proxy supplement filed yesterday, ADVO acknowledges that it would not give access to personnel and documents requested by Valassis and KPMG, Valassis's accountants, but it does not tell shareholders why Valassis needed that information. This effort to withhold information from shareholders follows the same pattern that Valassis has encountered in its dealings with ADVO.

In fact, this request for information was made after ADVO management informed Valassis that it had significantly missed fiscal third-quarter operating income projections as previously forecast to Valassis, and changed its expectations for ADVO's fiscal fourth-quarter results. In addition, ADVO's purported operating income for April and May that was given to Valassis just days before the parties entered into an agreement was materially overstated. Given the rapid decline of ADVO's business just weeks after the merger agreement was signed, we believe our request for access to relevant information was reasonable and ADVO's refusal to provide the requested information raises serious concerns.

Continuing this pattern, in a recent statement, ADVO made false, unfounded assertions that Valassis's lawsuit is a 'tactic' to pressure ADVO to lower the price that was agreed to in the merger agreement. The suit is not a negotiation tactic. In light of what we have learned since the signing of the merger agreement, we are committed to rescinding that agreement and we are confident that when the facts are known we will prevail in court.

ADVO also claims that Valassis's lawsuit is the result of 'buyer's remorse.' This also is patently untrue. ADVO executives made fraudulent misrepresentations by knowingly providing Valassis with materially false financial information and knowingly withholding from us material information, including significant internal control deficiencies. Under these circumstances, it is our fiduciary responsibility to our shareholders to aggressively prosecute our claims.

Even now, ADVO is blocking access to information in an attempt to hide the truth. Valassis requested that ADVO agree to waive the terms of the confidentiality agreement related to the merger, thus allowing shareholders and the public to review all of the grounds for the lawsuit. ADVO turned down this request, forcing us to redact key facts from the public version of the suit -- information that is necessary for investors to properly evaluate both sides of this case. If ADVO management has nothing to hide, why would they refuse to provide Valassis and KPMG access to information to which Valassis is legally entitled under the merger agreement? We challenge ADVO to waive the confidentiality agreement and release the complete version of the suit. Let shareholders and the public assess the facts themselves."

About Valassis

Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis's products and services portfolio includes: newspaper-delivered promotions and advertisements such as inserts, sampling, polybags and on-page advertisements; direct-to-door advertising and sampling; direct mail; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; and promotion planning and analytic services. Valassis has been listed as one of FORTUNE magazine's "Best Companies to Work For" for nine consecutive years. Valassis subsidiaries include Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com.

Safe Harbor

Certain statements found in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of Valassis to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, the fact that there can be no assurances that the litigation referenced above will result in a decision favorable to Valassis, and therefore the litigation constitutes an unknown risk and uncertainty that may cause the results, performance or achievements of Valassis to be materially different from past or anticipated results. Among other such factors, the following: price competition from Valassis's existing competitors; new competitors in any of Valassis's businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in Valassis's paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; changes which affect the businesses of Valassis customers and lead to reduced sales promotion spending. Valassis disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

Andy Hopson

Ruder Finn

Tel 312.329.3916

hopsona@ruderfinn.com

Investor Relations Contact:

Sherry Lauderback

Valassis Investor Relations

Tel 734.591.7374

lauderbacks@valassis.com

Mary Broaddus

Valassis Investor Relations

Tel 734.591.7375

broaddusm@valassis.com

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